Exhibit (d)(1)(v)

July 1, 2013

Natixis Funds Trust I

Loomis Sayles Core Plus Bond Fund

399 Boylston Street

Boston, MA 02116

Attn: David Giunta, President

Re: Loomis Sayles Core Plus Bond Fund Advisory Agreement Addendum

Dear Mr. Giunta:

The Advisory Agreement dated September 1, 2003 between Natixis Funds Trust I (the “Trust”), with respect to its Loomis Sayles Core Plus Bond Fund (the “Series”), and Loomis, Sayles & Company, L.P. (the “Adviser”) is hereby revised, effective July 1, 2013, to delete Section 7 and to replace it with the following:

7. As full compensation for all services rendered, facilities furnished and expenses borne by the Manager hereunder, the Fund shall pay the Manager compensation in an amount equal to the annual rate of 0.20% of the first $100 million of the average daily net assets of the Series, 0.1875% of the next $1.9 billion of the average daily net assets of the Series and 0.15% over $2 billion of such assets, respectively, (or such lesser amount as the Manager may from time to time agree to receive) minus (y) any fees payable by the Fund, with respect to the period in question, to any one or more Sub-Advisers pursuant to any agreements in effect with respect to such period. Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Board of Trustees of the Fund may from time to time determine and specify in writing to the Manager. The Manager hereby acknowledges that the Fund’s obligation to pay such compensation is binding only on the assets and property belonging to the Series.

To indicate your approval and acceptance of the terms of this letter, please sign below where indicated.

Loomis, Sayles & Company, L.P.

By: Loomis, Sayles & Company, Inc., its general partner

By:	/s/ Lauren Pitalis
Name:	Lauren Pitalis
Title:	Vice President

Exhibit (d)(1)(v)

ACCEPTED AND AGREED TO:

Natixis Funds Trust I, on behalf of

Loomis Sayles Core Plus Bond Fund

By:	/s/ David Giunta
David L. Giunta
Title:	President

Date: 7/1/13

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